Exhibit 10.31

EMPLOYMENT AGREEMENT AMENDMENT

THIS EMPLOYMENT AGREEMENT AMENDMENT (the “Amendment”) is made this 16th day of October, 2008, by and between MTR Gaming Group, Inc, (“MTR” or the “Company”), and David Hughes (“Executive”).

WHEREAS, MTR and Executive entered into an Employment Agreement on May 15, 2008 (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement in the form of this Amendment.

NOW, THEREFORE, the undersigned, in consideration of the promises, covenants and agreements contained herein, does hereby agree as follows:

1.             Amendments.

a.             Subsection (b) of Section 3 of the Agreement is hereby amended in its entirety to read as follows:

(b)           Discretionary Cash Bonus. Executive shall be entitled to periodic cash bonuses of a minimum of 25% of base salary, payable on January 1 of each year of the Term with the ability to earn additional discretionary bonuses at the sole discretion of the Company’s Compensation Committee.

b.             Subsection (c) of Section 4 of the Agreement is hereby amended in its entirety to read as follows:

(c)           In the event Executive is discharged by the Company other than for the reasons set forth in Section 4(b) above, Executive shall have no further obligations or duties under this Agreement (except as set forth in Section 5). In the event of termination of the Period of Employment pursuant to the preceding sentence, unless such termination is in connection with a change in control of the Company or a sale of all or substantially all of the assets of MTR (individually or collectively, a “Change in Control”) (in which case Executive’s severance will be as set forth below in this subsection (c)), in consideration for Executive or his beneficiaries releasing the Company from any claims, damages or causes of action, the Company shall continue to pay Executive the entire compensation otherwise payable to him/her under the provisions of Section 3 hereof for the otherwise remaining Period of Employment but not less than one year of base pay salary as defined in Section 3(a) without any duty on the part of Executive to mitigate such payments; provided, however, that if Executive should die prior to the end of such period, the provisions of Section 4(b) hereof shall be applicable as though Executive’s employment hereunder had not been so terminated. In the event of a Change in Control, then the Company shall pay Executive severance in an amount of two years of base salary as defined in Section 3(a), without any duty on the part of the Executive to mitigate such payments, in consideration for a mutual release from any further obligations of either party hereunder. The payment for Change in Control would be payable in two equal installments with the first installment paid upon an executed agreement resulting in a change in control of MTR and the second installment paid at or prior to closing. If the new CEO of MTR, Robert Griffin, ceases to serve as CEO of MTR, Executive’s reporting line of authority is changed such that Executive no longer reports directly to the CEO or Executive’s level of authority is materially diminished, then Executive shall have the right to notify the Company’s Board of Directors of such and if such is not cured within ten (l0) business days, Executive, upon 90 days’ written notice (which notice the Company may waive or reduce at its sole discretion), shall have the right to resign from his employment with the Company, thereby terminating the Agreement and shall be immediately entitled to severance amounting to one times his base salary as described in Section 3(a) of the Agreement, provided Executive or his beneficiaries release the Company from any claims, damages or causes of action. In the event of such resignation, MTR shall have no further obligation to Executive.

2.             Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and any other party to the Agreement and MTR’s respective successors and assigns.

3.             Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be fully executed as of the day and year first above written.

MTR Gaming Group, Inc.

By:	\s\ D. Duffy
Its:	Director – Chairman Compensation Committee

\s\ David Hughes
David Hughes